Exhibit T3A.4(a)

State of Delaware Secretary of State Division of Corporations Delivered 01:32 PM 07/15/2021 FILED 01:32 PM 07/15/2021 SR 20212714447 - File Number 6086766

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.      The name of the limited liability company is XPDI Merger Sub 3, LLC.

2.      The Registered Office of the limited liability company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, County of New Castle. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

By:	/S/ Michelle Hendrickson
Michelle Hendrickson, Authorized Person